                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               QLOGIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of schedule 14(a).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                               QLOGIC CORPORATION
                            26600 LAGUNA HILLS DRIVE
                             ALISO VIEJO, CA 92656
                                 (949) 389-6000
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 18, 2000

To the Stockholders of QLOGIC CORPORATION:

     You are cordially invited to attend the Annual Meeting of Stockholders of QLogic Corporation, a Delaware corporation (the "Company"), which will be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, at 10:00 a.m., Pacific Daylight Time, on Monday, September 18, 2000, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

     1. To elect a board of six directors to serve until the next annual meeting of the Company's stockholders and until their successors have been elected and qualified; and

     2. To approve and ratify an amendment to the certificate of incorporation to increase authorized common stock from 150,000,000 shares to 500,000,000; and

     3. To approve and ratify an amendment to the QLogic Corporation Stock Awards Plan ("Awards Plan") to increase the maximum number of shares by 3,000,000 from 19,800,000 to 22,800,000; and

     4. To approve and ratify an amendment to the Non-Employee Director Stock Option Plan ("Director Plan") to increase the maximum number of shares by 200,000 from 1,600,000 to 1,800,000; and

     5. To ratify the selection of KPMG LLP as the Company's independent public accountants for fiscal year 2001; and

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of the Company's common stock at the close of business on July 31, 2000, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

     THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY STOCKHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael R. Manning
                                          Secretary

Aliso Viejo, California
August 14, 2000

                               QLOGIC CORPORATION
                            26600 LAGUNA HILLS DRIVE
                             ALISO VIEJO, CA 92656
                                 (949) 389-6000
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

          APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO STOCKHOLDERS:
                                AUGUST 19, 2000

     The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of QLogic Corporation, a Delaware corporation (the "Company"), to be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, at 10:00 a.m., Pacific Daylight Time, on Monday, September 18, 2000, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

                     SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. In that connection, the Company has retained Corporate Investor Communications Incorporated, New York, New York, to deliver soliciting materials to such record holders for distribution by them to their principals and to assist the Company in collecting proxies from such holders. The cost of these services, excluding out-of-pocket expenses, is not expected to exceed $7,000. Members of the Management of the Company may also solicit some stockholders in person, or by telephone, telegraph or telecopy, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

     Proxies duly executed and returned by stockholders and received by the Company before the Meeting will be voted FOR the election of all six of the nominee-directors specified herein, FOR the approval of an increase in authorized common shares, FOR the approval of an increase to the number of shares under the Awards Plan, FOR the approval of an increase to the number of shares under the Director Plan, and FOR the ratification of the selection of KPMG LLP as the Company's independent public accountants for fiscal year 2001, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company and each of them is a director of the Company.

     Under the Company's bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) or voted against a nominee will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in six other individuals receiving a larger number of votes. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposals to approve an increase in authorized common shares, to approve an increase to the number of shares under the Awards Plan, to approve an increase to the number of shares under the Director Plan, and to ratify the selection of KPMG LLP will have no effect on the vote for such proposals except to the extent the number of shares not voted causes the number of shares voted in favor of such proposals not to equal or exceed a majority of the shares present or represented and entitled to vote at the Meeting (in which case such proposals would not be approved).

     Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by either (i) a later-dated proxy voted at the Meeting, (ii) a later-dated proxy or written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

                               VOTING SECURITIES

     The Company has outstanding only common stock, of which 74,769,625 shares were outstanding as of the close of business on July 31, 2000 (the "Record Date"). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of common stock is entitled to one vote.

     Representation at the Meeting by the holders of a majority of the outstanding common stock of the Company, either by personal attendance or by proxy, will constitute a quorum.

                         STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth as of July 14, 2000, information regarding beneficial ownership of the Company's common stock by each director and each executive officer and by all directors and executive officers as a group.

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
                                                               NUMBER      PERCENT
                                                              ---------    -------
H.K. Desai(2)...............................................    678,768      1.0%
Larry R. Carter(3)..........................................     21,334        *
James R. Fiebiger...........................................          0        *
Carol L. Miltner(4).........................................     13,400        *
George D. Wells(5)..........................................     29,550        *
Thomas R. Anderson(6).......................................    184,534        *
Mark K. Edwards(7)..........................................    220,001        *
Lawrence F. Fortmuller, Jr.(8)..............................    208,449        *
Michael R. Manning(9).......................................    107,002        *
Robert W. Miller(10)........................................     66,104        *
David M. Race(11)...........................................     57,992        *
Mark D. Spowart.............................................         74        *
David Tovey(12).............................................    357,416        *
All Directors and Executive Officers as a group (13
  Persons)..................................................  1,944,624      3.0%

---------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Based upon 74,696,055 shares of common stock outstanding. Each named person and all directors and executive officers as a group are deemed to be the beneficial owners of shares of common stock that may be acquired within 60 days upon exercise of stock options. Accordingly, the number of shares and percentages set forth next to the name of such person and all directors and executive officers as a group include the shares of common stock issuable upon stock options exercisable within 60 days. However, the shares of common stock so issuable upon such exercise by any such persons are not included in calculating the percentage of common stock beneficially owned by any other stockholder. Kenneth E. Hendrickson became a director on August 4, 2000, and received an initial grant of 64,000 options under the Director Plan.

 (2) Includes 214,758 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

 (3) Consists entirely of shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

 (4) Includes 8,000 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

 (5) Includes 14,000 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

 (6) Includes 28,296 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

 (7) Includes 99,000 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

 (8) Includes 39,874 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

 (9) Includes 14,800 shares held for the benefit of Mr. Manning's minor children and 5,000 shares which may be purchased, pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

(10) Includes 24,290 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

(11) Includes 41,412 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

(12) Includes 119,016 shares which may be purchased pursuant to stock options which are currently, or within the next 60 days will be, exercisable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding ownership of outstanding shares of our common stock by those individuals or groups who have advised us that they own more than five percent (5%) of such outstanding shares.

                                                               SHARES OWNED AS OF
                                                                 JULY 25, 2000
                                                              --------------------
NAME OF BENEFICIAL OWNER                                       NUMBER      PERCENT
------------------------                                      ---------    -------
FMR Corp. ..................................................  7,758,952(1)  10.6%
  82 Devonshire Street
  Boston, MA 02109
Morgan Stanley Dean Witter & Co. ...........................  5,321,038(2)   7.1%
  1585 Broadway
  New York, NY 10036

---------------
(1) Based on its Schedule 13G/A filed July 25, 2000, FMR Corp., a parent holding company of investment companies with its principal offices at 82 Devonshire Street, Boston, MA 02109, Edward C. Johnson 3d, the Chairman of FMR Corp. and Abigail P. Johnson, a Director of FMR Corp., beneficially owned 7,758,952 shares of common stock, including sole voting power over 3,453,800 shares and sole dispositive power over 7,008,352 shares, as of July 18, 2000.

(2) Based on its Schedule 13G filed February 4, 2000 Morgan Stanley Dean Witter & Co., an investment advisor with their principal offices at 1585 Broadway, New York, NY 10036, beneficially owned 5,321,038 shares of common stock, including shared voting power over 5,157,438 shares and shared dispositive power over 5,321,038 shares, as of February 4, 2000.

                                  PROPOSAL ONE

                      NOMINATION AND ELECTION OF DIRECTORS

     The Company's directors are to be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are elected and qualified. The Board of Directors proposes the election of six directors at the Meeting. Each of the nominated directors named below was elected as a director of the Company at the Company's 1999 Annual Meeting of Stockholders, with the exception of James R. Fiebiger and Kenneth E. Hendrickson who were appointed by the Company's Board of Directors on February 3, 2000 and August 4, 2000, respectively, to fill vacancies on the Board of Directors.

     In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company's existing Board of Directors.

     The six nominee-directors receiving the highest number of votes cast at the Meeting will be elected as the Company's directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Proxies cannot be voted for more than six nominees for director. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the Meeting for the election of the six nominee-directors presented below. Persons named as proxies may not vote for the election of any person to the office of director for which a bone fide nominee is not named in the Proxy Statement.

     The Company's bylaws provide that only persons who are nominated in accordance with specified bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the bylaws. Such nominations must be made by written notice to the Secretary of the Company and must be delivered or mailed and received at the principal executive offices of the Company not less than 60 days or more than 90 days prior to the date of the meeting. In the event that the first public disclosure of the date of the meeting is made less than 70 days prior to the date of the meeting, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such public disclosure was first made. The stockholder's notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the bylaws.

     The following table and paragraphs set forth the names of and certain information concerning the nominees for election as directors of the Company:

NOMINEE(1)                                    POSITION(S) WITH THE COMPANY        AGE
----------                                    ----------------------------        ---
H.K. Desai.............................  Chairman of the Board, Chief Executive   54
                                           Officer and President
Larry R. Carter(3).....................  Director                                 57
James R. Fiebiger(3)...................  Director                                 59
Kenneth E. Hendrickson.................  Director and Consultant                  59
Carol L. Miltner(2)....................  Director                                 58
George D. Wells(2).....................  Director                                 65

---------------
(1) The Company does not have a nominating committee of the Board of Directors. The nominees for election as directors at the Annual Meeting were selected by the Board of Directors of the Company.

(2) Member of the compensation committee of the Board of Directors of the Company, currently consisting of Ms. Miltner and Mr. Wells, neither of whom is an employee of the Company.

(3) Member of the Audit Committee of the Board of Directors of the Company, currently consisting of Mr. Carter and Dr. Fiebiger, neither of whom is an employee of the Company.

     Mr. Desai joined the Company in August 1995 as President and Chief Technical Officer. He was subsequently promoted to President and Chief Executive Officer, became a Director in January 1996 and

Chairman of the Board in May 1999. From May 1995 to August 1995, he was Vice President, Engineering (Systems Products) at Western Digital Corporation, a manufacturer of disk drives. From July 1990 until May 1995, he served as Director of Engineering, and subsequently Vice President of Engineering for QLogic. Mr. Desai is also a board member of Microsemi Corporation, a supplier of analog integrated circuits and power and signal discrete semiconductors.

     Mr. Carter has served as a director since June 1999. Since January 1995 he has worked for Cisco Systems, Inc., a computer networking products company, most recently as Sr. Vice President of Finance and Administration, Chief Financial Officer and Secretary. In July 2000, Mr. Carter was appointed to Cisco Systems, Inc.'s Board of Directors. From July 1992 to January 1995, he served as Vice President and Corporate Controller of Advanced Micro Devices, Inc. Mr. Carter has also served as Chief Financial Officer for VLSI Technology, Inc. and for SGS Thompson Microelectronics, Inc. Mr. Carter currently serves as a member of the Board of Directors of Network Appliance, Inc., a high performance network attached storage and access devices company, and eSpeed, Inc., a provider of business-to-business electronic marketplace solutions company.

     Dr. Fiebiger has served as a director since February 2000. Since December 1999 he has been Chairman and Chief Executive Officer of Lovoltech, a start-up fabless semiconductor company specializing in low voltage devices. He is also a board member of Mentor Graphics and Artest Corporation. Dr. Fiebiger has also served as President and Chief Operating Officer for VLSI Technology, Inc. and Corporate Vice President and Assistant General Manager for Motorola Semiconductor Sector.

     Mr. Hendrickson has served as a director and a consultant since August 2000. Mr. Hendrickson has served as the Chief Executive Officer and as a Director of Ancor Communications, Inc. from July 1997 to August 2000, and as their Chairman of the Board of Directors from September 1997 until August 2000, when Ancor Communications, Inc. merged with QLogic. He was Executive Vice President and General Manager of the Microcomputer Products Group of Western Digital Corporation, a disk drive company, from March 1993 to June 1996. Mr. Hendrickson is also a member of the Board of Directors of NetPropulsion, Inc.

     Ms. Miltner has served as a director since February 1994. She is a senior partner of Impact LLC, a management consultant and seminar firm. From December 1993 until March 1995, she served as Executive Vice President of Sales and Marketing of AmeriQuest Technologies, Inc., a subassembler of storage products and distributor of microcomputer products. From July 1991 to December 1993 she was President of Motivation by Miltner.

     Mr. Wells has served as a director since February 1994. He was President and Chief Executive Officer of Exar Corporation, from June 1992 until October 1996. Before joining Exar, he served as President and Chief Operating Officer of LSI Logic, a manufacturer of HCMOS and BiCMOS application specific integrated circuits, for seven years.

BOARD MEETINGS AND COMMITTEES

     There were five meetings of the Board of Directors of the Company during the fiscal year ended April 2, 2000. The Board of Directors has established a standing Audit Committee and a Compensation Committee. The Compensation Committee held five meetings and the Audit Committee held seven meetings during the last fiscal year. Each of the directors of the Company attended 80% or more of the aggregate of the total number of meetings of the Board of Directors held during the period in which he or she was a director and the total number of meetings held by all committees of the Board of Directors on which he or she served during such period.

     The Audit Committee reviews, acts on, and reports to the Board of Directors with respect to several auditing and accounting matters, including the selection of the Company's independent public accountants, the scope of the annual audits, the nature of nonaudit services, fees to be paid to the independent public accountants, the performance of the Company's independent public accountants, and the accounting practices of the Company.

     The Compensation Committee reviews the performance of the executive officers of the Company and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and option grants under the Awards Plan.

     There is no standing nominating committee or other committee performing a similar function.

COMPENSATION OF DIRECTORS

     Directors' Fees. For service on the Board of Directors, directors who are not employees of the Company receive a quarterly retainer of $6,000 plus $1,000 for each meeting of the Board of Directors in excess of five per year, and reimbursement for travel expenses. In addition, the chairmen of the audit and compensation committees receive an additional quarterly retainer of $1,000. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at board and committee meetings.

     Stock Options. On January 12, 1994, the Board of Directors of the Company adopted the QLogic Corporation Non-Employee Director Stock Option Plan (the "Director Plan") under which shares of Common Stock of the Company may be issued pursuant to the exercise of stock options granted under the Director Plan to directors who are not employees of the Company or any of its subsidiaries. The Director Plan was approved by Emulex Corporation ("Emulex"), the former parent corporation and sole stockholder of the Company, prior to the distribution of all of the Company's outstanding Common Stock by Emulex to the then stockholders of Emulex on February 28, 1994, as a result of which the Company became a separate publicly held company.

     In June 1996, the Board adopted, and in August 1996 the stockholders approved, amendments to the Director Plan to (i) extend the termination date of the Director Plan by five years to December 31, 2001, (ii) increase the number of shares of Common Stock subject to the Director Plan by 600,000, (iii) provide for initial grants to new directors of options to purchase 64,000 shares of Common Stock, and (iv) provide for annual grants to each non-employee director (other than the Chairman of the Board) of options to purchase 24,000 shares of Common Stock, and annual grants to a non-employee Chairman of the Board of options to purchase 40,000 shares of Common Stock. In June 1999, the Board adopted, and in September 1999 the stockholders approved, a further amendment to the Director Plan to increase annual grants of options to purchase shares of common stock from 24,000 to 32,000 for each non-employee director (other than the Chairman of the Board), and from 40,000 to 54,000 for a non-employee Chairman of the Board.

     As amended to date, a total of 1,600,000 shares of Common Stock have been reserved for issuance under the Director Plan. As of July 31, 2000, an aggregate of 877,996 shares of Common Stock had been issued upon exercise of stock options granted under the Director Plan, options for a total of 254,000 shares were outstanding and the remaining 468,004 shares were available for grant. All stock options granted under the Director Plan have 10-year terms, and become exercisable as to one-third of the shares subject to the option on each anniversary of the date the option is granted if the director to whom the option is granted is still a director of the Company on such anniversary. (All share quantities have been restated to reflect the Company's stock splits and stock dividends to date).

     The Director Plan provisions discussed above do not reflect the amendment to the Director Plan adopted by the Board of Directors on June 21, 2000 and subject to approval at this Meeting, which is described in more detail in Proposal Four of this Proxy Statement.

     Other Compensation. The Company has entered into a consulting agreement with Mr. Hendrickson which provides for a one-year term, commencing on August 1, 2000. Under the consulting agreement, as amended, Mr. Hendrickson received a lump-sum bonus of $500,000 in recognition of his efforts in assisting in consummating the Company's merger with Ancor Communications, Inc., and will be paid a consulting fee of $250,000, annualized and payable in installments over the term of the consulting agreement. Mr. Hendrickson has also agreed not to compete with or solicit employees from the Company or its subsidiaries during the term of his consultancy and for a period of one year after termination.

                               EXECUTIVE OFFICERS

     The following table and paragraphs set forth the names of and certain information concerning the executive officers of the Company as of July 31, 2000:

                 NAME                         POSITION(S) WITH THE COMPANY        AGE
                 ----                         ----------------------------        ---
H.K. Desai.............................  Chairman of the Board, Chief Executive   54
                                           Officer and President
Thomas R. Anderson.....................  Vice President and Chief Financial       56
                                         Officer
Mark K. Edwards........................  Vice President and General Manager,      42
                                           Computer Systems
Lawrence F. Fortmuller, Jr.............  Vice President, Corporate Marketing      51
Robert W. Miller.......................  Vice President, Operations               44
David M. Race..........................  Vice President and General Manager,      44
                                           Enclosure Management Products
Mark D. Spowart........................  Vice President, Sales                    49
David Tovey............................  Vice President and General Manager,      55
                                           Peripheral Products
Michael R. Manning.....................  Secretary and Treasurer                  46

     For information on the business background of Mr. Desai, see "Nomination and Election of Directors" above.

     Mr. Anderson joined the Company in July 1993 as Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Anderson was Executive Vice President, Chief Operating Officer and Chief Financial Officer of HIARC, a software startup company. From October 1990 to December 1992, he was Corporate Senior Vice President and Chief Financial Officer of Distributed Logic Corporation, a manufacturer of tape and disk controllers and computer subsystems.

     Mr. Edwards joined the Company in September 1996 as Vice President, Sales and Corporate Marketing, and is currently Vice President and General Manager, Computer Systems. Prior to joining the Company, Mr. Edwards served as Vice President -- Sales and Marketing for the Storage Systems Division of Unisys Corporation, from August 1994 to September 1996, and as Director -- European Channels from August 1993 through August 1994. Prior to joining Unisys, Mr. Edwards served as Regional Sales Manager for Zitel Corporation from April 1991 through August 1993. Prior to joining Zitel, Mr. Edwards held a sales and management position with Digital Equipment Corporation.

     Mr. Fortmuller joined the Company in October 1996 as Vice President and General Manager, Computer Systems, and is currently Vice President, Corporate Marketing. Prior to joining the Company, Mr. Fortmuller held various positions with AST Research, Inc., a manufacturer of microprocessor-based systems, for nine years, including Vice President -- Americas Marketing from September 1995 to October 1996; Vice President and General Manager -- Server Business Unit from August 1994 through September 1995; Director of Product Marketing from 1990 through August 1994; and various product marketing positions. Prior to joining AST Research, Inc., Mr. Fortmuller held various product marketing positions with Data Card Corporation, MSI Data Corporation and Litton Industries, Inc.

     Mr. Miller joined Emulex, a network product manufacturer (our former parent company) in June 1990 as a staff engineer and was named Engineering Manager in August 1992. After joining the Company in 1993 he was named Director of Engineering in July 1994 and Director of Operations in August 1995. He was subsequently promoted to Vice President of Operations in July 1997.

     Mr. Race joined the Company in August 1998 as Vice President and General Manager, Enclosure Management Products. Mr. Race was Co-founder and President of Silicon Design Resources, Inc.

(SDR) from January 1996 until August 1998, when SDR was acquired by QLogic. From January 1996 to August 1998 Mr. Race also held the position of Director of Sales at Software.com. From March 1989 to January 1996 Mr. Race held various positions at Distributed Processing Technology including Vice President, Strategic Planning.

     Mr. Spowart joined the Company in January 2000 as Vice President, Sales. Prior to joining us, Mr. Spowart worked at ATL Products from March 1992 to January 2000 where he was most recently Vice President, Worldwide Sales. Mr. Spowart has held a number of sales executive positions at Auspex Systems and Memorex Telex.

     Mr. Tovey has served as Vice President and General Manager, Peripheral Products since October 1996. From April 1994 to October 1996, Mr. Tovey served as Vice President, Marketing of the Company. From March 1985 to April 1994, he held various positions in the Disk Products Division of Toshiba America Information Systems, a computer system and disk drive manufacturer, including Director of Technology Planning and Vice President -- HDD Marketing. Prior to 1985, Mr. Tovey held various marketing and sales management positions with Unisys Corporation and engineering positions with Ferranti, Ltd. in the U.K.

     Mr. Manning joined the Company in June 1993 as Treasurer and Secretary. Previously, Mr. Manning held various positions at Emulex, including Senior Director and Treasurer from April 1991 with the additional role of Secretary in 1992. Mr. Manning joined Emulex in July 1983 as Tax Director. Prior to joining Emulex, Mr. Manning was a Tax Manager at KPMG LLP, independent certified public accountants.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth compensation received for the three fiscal years ended April 2, 2000 by our Chief Executive Officer and the four next highest paid executive officers (the "Named Officers") at April 2, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                  OTHER     -------------------------------
NAME AND                                                          ANNUAL    STOCK OPTIONS      ALL OTHER
PRINCIPAL POSITION                 YEAR   SALARY(S)   BONUS($)   COMP.(1)     GRANTS(2)     COMPENSATION(3)
------------------                 ----   ---------   --------   --------   -------------   ---------------
H. K. Desai......................  2000    373,434    400,000      -0-      632,000 shs.        11,620
  Chairman of the Board, CEO       1999    316,224    334,000      -0-      280,000 shs.        11,258
  President, and Director(4)       1998    277,008    200,000      -0-      120,000 shs.         9,980
Thomas R. Anderson...............  2000    206,875    146,550      -0-       80,000 shs.         7,443
  V.P. and Chief Financial         1999    179,369    120,000      -0-       80,000 shs.         6,468
  Officer                          1998    163,908     70,000      -0-          -0- shs.         5,764
Mark K. Edwards..................  2000    192,928    136,500      -0-       60,000 shs.         6,309
  V.P. and General Manager --      1999    165,625    120,000      -0-       60,000 shs.         5,447
  Computer Products                1998    158,008     70,000      -0-          -0- shs.         5,122
Lawrence F. Fortmuller, Jr.......  2000    186,342    115,000      -0-       40,000 shs.         6,355
  V.P. Corporate Marketing         1999    170,667    110,000      -0-       60,000 shs.         6,020
                                   1998    159,760     70,000      -0-          -0- shs.         5,430
David Tovey......................  2000    194,078    137,100      -0-       80,000 shs.         6,948
  V.P. and General Manager --      1999    168,660    120,000      -0-       60,000 shs.         6,135
  Peripheral Products              1998    160,680     70,000      -0-          -0- shs.         5,633

---------------
(1) Perquisites and other personal benefits did not in the aggregate equal or exceed the lesser of $50,000 for any named individual or 10% of the total of annual salary and bonus reported in this table for such person.

(2) The amounts in the table represent shares of our common stock covered by stock options granted to the named individual under the Awards Plan. Share quantities for all fiscal years presented have been restated to reflect out stock splits.

(3) This column includes our matching contributions to the QLogic Corporation Retirement Savings Plan and group term life insurance premiums paid with respect to the named individual.

(4) Mr. Desai served as our Vice President of Engineering from February 1994, when the Company became a separate publicly-held corporation, until his resignation on May 1, 1995. He was rehired on August 4, 1995 as President and Chief Technical Officer. Mr. Desai was subsequently appointed as our President and Chief Executive Officer effective January 1996, and Chairman of the Board of Directors in May 1999.

KEY EMPLOYEE RETENTION AGREEMENT

     The Company has previously entered into an agreement with Mr. Desai under which Mr. Desai would be entitled to receive the following payments and benefits in the event of termination of his employment by the Company without cause or by Mr. Desai because of a demotion within two years after a change in control of the Company: (i) a severance payment equal to the present value of two times the sum of Mr. Desai's annual salary plus the highest annual average of any two of his last three annual bonuses; (ii) continuation for two years following termination of employment of his health, life insurance, disability income, tax assistance, and executive automobile benefits (reduced to the extent similar benefits are received by him from another employer); and (iii) acceleration of vesting of his right to exercise his stock options based on the length of his continued employment following the grant of the option by one year upon the change in control of the Company and full acceleration of vesting of such exercise right in the event of termination of his employment without cause or because of a demotion within two years after the change in control.

OPTION GRANTS DURING FISCAL 2000

     The following table sets forth information on grants of stock options pursuant to the Awards Plan during the fiscal year ended April 2, 2000, to the Named Officers:

                       OPTION GRANTS IN FISCAL YEAR 2000

                                              INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                            ------------------------------------------------------      VALUE AT ASSUMED
                             NUMBER OF      % OF TOTAL                               ANNUAL RATES OF STOCK
                            SECURITIES        OPTIONS                                PRICE APPRECIATION FOR
                            UNDERLYING      GRANTED TO      EXERCISE                   OPTION TERM($)(4)
                              OPTIONS      EMPLOYEES IN       PRICE     EXPIRATION   ----------------------
NAME                        GRANTED(1)    FISCAL YEAR(2)    ($/SHARE)    DATE(3)        5%          10%
----                        -----------   ---------------   ---------   ----------   ---------   ----------
H. K. Desai...............    432,000          18.74         31.3125      6/25/09    8,507,058   21,558,554
                              200,000           8.67         52.0625     11/01/09    6,548,365   16,594,843
Thomas R. Anderson........     80,000           3.47         31.3125      6/25/09    1,575,381    3,992,325
Mark K. Edwards...........     60,000           2.60         31.3125      6/25/09    1,181,536    2,994,243
Lawrence F. Fortmuller,
  Jr......................     40,000           1.73         31.3125      6/25/09      787,691    1,996,162
David Tovey...............     80,000           3.47         31.3125      6/25/09    1,575,381    3,992,325

---------------
(1) The amounts in the table represent shares of our common stock covered by stock options granted to the named individual under the Awards Plan. Each option becomes exercisable on a cumulative basis as to 25% of the option shares one year after the date of grant and as to an additional 6.25% of the option shares each three month interval thereafter. All share quantities have been restated to reflect stock splits.

(2) Options to purchase an aggregate of 2,306,000 shares of common stock were granted to employees, including the Named Officers, during the fiscal year ended April 2, 2000.

(3) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(4) These columns present hypothetical future values of the stock obtainable upon exercise of the option net of the option's exercise price, assuming that the market price of our common stock appreciates at a 5% and 10% compound annual rate over the ten year term of the options. The 5% and 10% rates of stock price appreciation are presented as examples pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and do not necessarily reflect our estimate or projection of QLogic's future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.

OPTION EXERCISES IN FISCAL 2000 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning stock options which were exercised during, or held at the end of, fiscal 2000 by the Named Officers:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES(1)

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                              SHARES                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                             ACQUIRED                       AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(2)
                                ON          VALUE        ---------------------------   ---------------------------
NAME                         EXERCISE   REALIZED($)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         --------   --------------   -----------   -------------   -----------   -------------
H. K. Desai................  240,754      11,064,010       31,758         884,504       4,241,878     94,801,871
Thomas R. Anderson.........   92,340       4,066,845        3,296         127,492         439,791     14,556,180
Mark K. Edwards............  190,000      13,421,983       60,250         133,750       8,024,228     16,021,796
Lawrence F. Fortmuller,
  Jr. .....................   92,550       3,768,973       13,708         133,742       1,811,026     16,602,625
David Tovey................  166,000      14,714,720       98,764         131,236      13,117,103     15,085,551

---------------
(1) Share quantities for all transactions have been restated to reflect stock splits.

(2) Market value of underlying securities at exercise date or year end, as the case may be, minus the exercise or base price of "in-the-money" options. The closing sale price for the Company's common stock as of April 2, 2000 on The Nasdaq National Market was $135.50.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current Compensation Committee of the Company consists of Mr. Wells and Ms. Miltner, neither of whom is now, or was at any time during the last completed fiscal year of the Company, an officer or employee of the Company. During fiscal year 2000, no executive officer of the Company served as a member of the Compensation Committee (or its equivalent) or as a director of any entity whose executive officers served on either the Compensation Committee or the Board of Directors of the Company.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

     The Compensation Committee reviews the performance of the executives of the Company. It makes recommendations to the Board of Directors as to the compensation of the Chief Executive Officer of the Company and reviews and determines the compensation programs for other key employees, including salary and cash incentive payment levels and stock awards under the QLogic Corporation Stock Awards Plan.

     Compensation Policies and Philosophy. The Company's executive compensation policies are designed to attract, retain and reward executives who contribute to the Company's success, to provide economic incentives for executives to achieve the Company's business objectives by linking the executives' compensation to the performance of the Company, to strengthen the relationship between executive pay and stockholder value and to reward individual performance. The Company uses a combination of base salary, cash incentive payments and stock awards to achieve the aforementioned objectives.

     In carrying out these objectives, the Compensation Committee considers a number of factors, which include the level and types of compensation paid to executives in similar positions by comparable companies. Some, but not all, of the comparable companies are included in the Stockholder Return Performance Presentation set forth immediately following this Report of the Compensation Committee. In addition, the Compensation Committee evaluates corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions, and the success of the Company in meeting its financial objectives. The Compensation Committee also reviews the individual performance of each executive, including a review of the ability of a given executive to meet individual performance objectives, demonstration of job knowledge and skills, and the ability to work with others toward the achievement of the Company's goals.

     Section 162(m) of the Internal Revenue Code establishes a limitation on the deductibility of compensation payable in any particular tax year to the Chief Executive Officer and the four most highly compensated other executive officers. The Company has not paid, and does not foresee any payment authorized in fiscal 2000 of, any compensation that would be non-deductible under Section 162(m).

     Components of Compensation. Executives' salaries are established in relation to a range of salaries for comparable positions among a peer group of other technology companies of comparable size and complexity. The Company seeks to pay its executives salaries that are commensurate with the qualifications, duties and responsibilities and that are competitive in the marketplace. In general, the Company attempts to set executive compensation that equals or exceeds the 50th percentile of salaries paid to executives of the Company's peer group of corporations. In making its annual salary recommendations, the Compensation Committee looks at the Company's financial position and performance, the contribution of the individual executive during the prior fiscal year in helping to meet the Company's financial and business objectives as well as the executives' performance of their individual responsibilities.

     Executives' annual cash incentive payments are used to provide executives with financial incentives to meet annual performance targets of the Company. Performance targets and cash incentive payment recommendations for executives other than principal executives are proposed by the management of the Company's principal operating divisions, reviewed and, when appropriate, revised by the Compensation Committee and approved by the Board of Directors. Personal goals and cash incentive payment recommendations for the principal executives of the Company are recommended by the Compensation Committee and approved by the Board.

     The Compensation Committee believes that equity ownership by executives provides incentives to build stockholder value and align the interests of executives with the stockholders. Upon hiring executives, the Compensation Committee typically recommends stock option or stock awards grants to the officers under the Awards Plan, subject to applicable vesting periods. Thereafter, the Compensation Committee periodically considers awarding additional grants under the Awards Plan. The Compensation Committee believes that these additional grants provide incentives for executives to remain with the Company. Stock options and awards generally have value only if the price of the Company's common stock increases over the exercise or grant price. The size of options or awards is usually based upon factors such as comparable equity compensation offered by other technology companies, the seniority of the executive and the contribution that the executive is expected to make to the Company. In determining the size of the periodic grants, the Compensation Committee considers prior grants to the executive, the executive's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year.

     Compensation of the Principal Executive Officer. The Compensation Committee reviews the performance of the principal executive officer of the Company, as well as other executives of the Company annually. As the principal executive officer of the Company, Mr. Desai's compensation was determined based on a subjective consideration of the various factors discussed above, including the performance of the Company, the individual performance of Mr. Desai, a review of the compensation packages of executives in technology companies similar in size and complexity to the Company, and Mr. Desai's performance compared to various objective and subjective goals established by the Board of Directors. It is the practice of the Board of Directors to set performance goals at the commencement of a fiscal year, to give a performance appraisal to the Chief Executive Officer at the end of the fiscal year, and to set payment of incentive payments based on the Chief Executive's performance as measured against such objectives.

                                          Respectfully submitted,

                                          Compensation Committee:

                                          George D. Wells
                                          Carol L. Miltner

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The graph below compares the cumulative total stockholder return on the Company's common stock with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Computer Index for the period beginning April 2, 1995 and ended April 2, 2000.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
          QLOGIC CORPORATION COMMON STOCK, NASDAQ COMPOSITE INDEX AND
                             NASDAQ COMPUTER INDEX

                                COMPARISON GRAPH
COMPARISON GRAPH

                                        NASDAQ COMPOSITE        NASDAQ COMPUTER
                QLOGIC CORPORATION            INDEX                  INDEX
                ------------------      ----------------        ---------------
4/2/95                 100.00                100.00                  100.00
3/31/96                184.21                134.78                  142.12
3/30/97                436.84                152.90                  186.98
3/29/98                789.47                223.15                  286.88
3/28/99               2552.65                296.03                  474.72
4/2/00               22820.87                559.57                 1010.49

---------------
* Assumes that the value of the investment in the Company's common stock and each index was $100 on April 2, 1995, and reinvestment of dividends into the same security.

                                  PROPOSAL TWO

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

     The Company's Certificate of Incorporation currently authorizes the issuance of up to 150,000,000 shares of common stock. As of the Record Date, the Company had 74,769,625 shares of common stock issued and outstanding, and an additional 19,800,000 shares of common stock reserved for issuance under stock plans. This leaves approximately 55,430,375 shares of common stock currently available for other purposes.

     At the Meeting, the stockholders of the Company will be asked to approve amendments to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 500,000,000. If the stockholders approve this Proposal Two, the second sentence of the first paragraph of Article IV of the Company's Certificate of Incorporation will be amended to read in its entirety as follows:

     "The amount of total authorized capital stock of the corporation is 501,000,000 shares, divided into 500,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share."

     On June 21, 2000, the Board of Directors unanimously approved, subject to stockholder approval, the foregoing amendment to the Company's Certificate of Incorporation.

REASONS FOR THE AMENDMENT

     The Company's reserve of authorized but unissued shares of common stock has been substantially depleted in recent years as a result of the Company's recent acquisition, stock splits and stock dividend, financing activities through the sale of common stock and the granting of stock options under stock options plans. The proposed amendment to the Company's Certificate of Incorporation will increase the number of authorized shares of common stock from 150,000,000 to 500,000,000. The Board of Directors has decided to increase the authorized number of shares of common stock in order to ensure the Company has a sufficient number of authorized and unissued shares of common stock for corporate opportunities, such as additional stock offerings, acquisitions, stock splits, stock dividends and compensation plans. There are currently no arrangements, agreements or understandings for the issuance or use of the additional shares of authorized common stock (other than issuances permitted or required under the Company's stock option plans or awards made pursuant to those plans). However, and while this is not the intent of this Proposal Two, in addition to general corporate purposes, the proposed share increase can be used to make a change in control of the Company more difficult. See "Potential Anti-Takeover Effect of Authorized Securities" below.

     The additional shares of common stock for which authorization is sought would be identical to the shares of common stock of the Company authorized prior to approval of this Proposal Two. Holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Company, except for such rights as may arise under the Shareholder Rights Plan described under "Potential Anti-Takeover Effect of Unissued Securities" below.

     As of the Record Date, no shares of the Corporation's preferred stock, of which 1,000,000 shares are authorized, were issued or outstanding. No increase in the number of authorized shares of preferred stock of the Company is proposed or anticipated at the present time. However, the Company has implemented a Shareholder Rights Plan (described below), pursuant to which shares of preferred stock may in the future be issued.

     If approved, the increased number of authorized shares of common stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve, and no further vote of stockholders of the Company will be required, except as provided under Delaware law or under applicable stock exchange or stock market rules. The availability of additional shares for issuance, without the delay and expense of obtaining stockholder approval at a special meeting, will restore the Company's flexibility to issue common stock to a level that the Board of Directors believes is advisable.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED SECURITIES

     The increase in the authorized common stock may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. In connection, the Board of Directors could issue shares of common stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite stockholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in the Company's Certificate of Incorporation or Bylaws relating to any such action. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of common stock, to acquire control of the Company, since the issuance of such shares could dilute the common stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though stockholders might be offered a substantial premium over the then current market price of the common stock. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this Proposal Two is not being made in response to any such attempt.

     The Certificate of Incorporation of the Company authorizes the issuance of 1,000,000 shares of preferred stock, of which 800,000 shares remain undesignated ("preferred stock"). In 1996, the Board of Directors designated 200,000 shares of preferred stock as Series A Junior Participating preferred stock ("Series A Preferred Stock") in connection with its adoption of the Shareholder Rights Plan (discussed below). The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, has the authority to issue the remaining undesignated preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of the Company.

     On June 4, 1996, the Board of Directors adopted the Shareholder Rights Plan (the "Rights Plan"), pursuant to which preferred stock rights ("Rights") were distributed in the form of a dividend to stockholders of record on June 20, 1996 on the basis of one-eighth Right (after adjustments for stock splits and stock dividends to date) for each share of common stock held. One-eighth Right also attach to each share of common stock issued by the Company subsequent to June 20, 1996, and prior to the Distribution Date (defined below). In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the common stock. Once exercisable, each Right entitles its holder to purchase from the Company 1/100th of a share of the Company's Series A Preferred Stock. Initially, the purchase price was fixed at $45.00 per 1/100th of a share, subject to adjustment. In September 1997, the Board of Directors amended the Rights Plan to increase such purchase price from $45.00 to $225.00, and in June 1999, the Board further amended the Rights Plan to increase such purchase price from $225.00 to $425.00. The Rights will separate from the common stock and become exercisable or transferable on a distribution date (the "Distribution Date"), which will occur on the earlier of
(i) 10 days following a public announcement that a person or a group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of securities representing 15% or more of the common stock, or (ii) 10 days following the commencement of a tender or exchange offer that would result in a person or group of related persons becoming an Acquiring Person. Upon the occurrence of certain other events related to changes in the ownership of the Company stock, each holder of a Right would be entitled to purchase shares of the common stock, or an acquiring corporation's common stock, having a market value equal to two times the exercise value of the Right. The Rights expire on the earliest of (a) June 4, 2006, (b) consummation of a merger transaction with a person or group who acquires common stock pursuant to a transaction approved by a majority of the disinterested members of the Company's Board of Directors, or (c) redemption of the Rights. Subject to certain conditions, the Rights may be redeemed by the Company's Board of Directors at any time at a price of $0.001 per Right. The Rights are not currently exercisable and trade together with the shares of common stock to which they are attached. The Rights, if exercised, could cause a substantial dilution to the equity interest in the Company to a person's or group's ownership interest in the common stock that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights Plan may be amended or terminated at the discretion of the Company's Board of Directors then in office; provided, however, that if a majority of the Board of Directors is elected by stockholder action by written consent or at a special meeting of stockholders (a meeting other than a regularly scheduled annual meeting), no proposed amendment will be effective until the earlier of (i) the 180th day following the effectiveness of such election or (ii) the next regular annual meeting of stockholders of the Company following the effectiveness of such election.

     The Company is also governed by Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), which provides that certain "business combinations" between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as the Company, and an "interested stockholder" (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such stockholder became an "interested stockholder," unless certain exceptions apply. The term "business combination" is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an "interested stockholder's" percentage ownership of stock in a Delaware corporation.

     While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by the Board of Directors. Moreover, the Board of Directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

BOARD OF DIRECTORS' RESERVATION OF RIGHTS

     The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of this Proposal Two, including without limitation editorial modifications or any other change to the proposed amendment to the Certificate of Incorporation which the Board of Directors may adopt without stockholder vote in accordance with the Delaware General Corporation Law.

NO DISSENTERS' RIGHTS

     Under Delaware law, stockholders are not entitled to dissenters' rights of appraisal with respect to this Proposal Two.

VOTE REQUIRED FOR APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION; RECOMMENDATION OF BOARD DIRECTORS

     Approval of this Proposal Two to amend the Company's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the shares of common stock of the Company outstanding on the Record Date. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this Proposal Two.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                 PROPOSAL THREE

                       AMENDMENT OF THE STOCK AWARDS PLAN

     At the Meeting, the stockholders of the Company will be asked to approve an amendment to the QLogic Corporation Stock Awards Plan (the "Awards Plan") to increase the maximum number of shares of common stock of the Company available for awards granted under the Awards Plan by 3,000,000 shares, from 19,800,000 shares to 22,800,000 shares.

     In January 1994, the Company's Board of Directors adopted the Awards Plan and the Awards Plan was approved by Emulex, the Company's then sole stockholder. In June 1995, the Board of Directors amended the Awards Plan to increase the maximum number of shares of common stock available for awards granted under the Awards Plan from 8,800,000 shares to 10,800,000 shares, and the stockholders approved this amendment at the Annual Meeting held in August 1995. In August 1997, the Board of Directors adopted a further amendment to the Awards Plan to further increase the maximum number of shares of common stock available for awards granted under the Awards Plan from 10,800,000 shares to 13,800,000 shares, and to establish a maximum number of derivative securities that may be granted to any one participant in any calendar year at 2,000,000, and the stockholders approved this further amendment at the Annual Meeting held in August 1997. In June 1999, the Board of Directors adopted a further amendment to the Awards Plan to further increase the maximum number of shares of common stock available for awards granted under the Awards Plan from 13,800,000 to 19,800,000 shares, and the stockholders approved this further amendment at the annual meeting held in August 1999. (All share quantities have been restated to reflect the Company's stock splits and stock dividends to date).

THE AMENDMENT

     On June 21, 2000, the Board of Directors amended the Awards Plan to further increase the maximum number of such shares by 3,000,000, from 19,800,000 shares to 22,800,000 shares, subject to stockholder approval.

PURPOSE OF THE AWARDS PLAN

     The purpose of the Awards Plan is to advance the interests of the Company by encouraging employees who will largely be responsible for the long-term success and development of the Company to acquire and retain an ownership interest in the Company. The Awards Plan is also intended to provide flexibility to the Company in attracting and retaining key employees and stimulating their efforts on behalf of the Company. The Awards Plan is designed to provide a competitive and balanced incentive and reward program for participants.

REASONS FOR AMENDMENT OF THE AWARDS PLAN

     The amendment to the Awards Plan to increase the number of shares available thereunder was adopted by the Board and is recommended for approval by the Company's stockholders because, due to overall revenue growth, including by acquisition, the number of employees eligible to participate in the Awards Plan has increased substantially. The Board believes that option grants or other awards under the Awards Plan play an important role in the Company's ability to attract, motivate and retain employees of outstanding ability and to reward employees for outstanding performance; if the Company were unable to grant additional options under the Awards Plan, the Company's future hiring, promotion and operating plans could be negatively impacted.

DESCRIPTION OF THE AWARDS PLAN

     Awards under the Awards Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards, deferred stock awards, performance unit awards and other stock-based awards. As of July 31, 2000, of the 19,800,000 shares authorized under the Awards Plan, stock options were outstanding under the Awards Plan in respect of an aggregate of 6,485,760 shares; and an aggregate of 5,143,955 shares were available for future grants of options or other awards.

     The principal features of the Awards Plan are summarized below, but the summary is qualified in its entirety by reference to the Awards Plan itself. Copies of the Awards Plan and of the proposed amendment will be available at the Annual Meeting and can be obtained by writing to the Corporate Secretary, QLogic Corporation, 26600 Laguna Hills Drive, Aliso Viejo, California 92656.

     Eligibility. Employees of the Company and its subsidiaries, if any, as selected by the Plan Administrator (defined below), are eligible to receive awards under the Awards Plan. As of July 31, 2000, approximately 380 employees were eligible to receive awards under the Awards Plan.

     Administration. The Awards Plan is administered by the Plan Administrator, which has broad discretion in determining the type and specific terms and provisions of the various awards described below. The Awards Plan provides that the Plan Administrator will be the Board of Directors of the Company, if all members of the Board are "disinterested persons," within the meaning of SEC regulations, who are ineligible to receive awards under the Awards Plan. Alternatively, the Board may delegate this function to the Compensation Committee, or to any other committee appointed by the Board that includes two or more directors of the Company who are "disinterested persons." The Awards Plan is currently administered by the Compensation Committee.

     Stock Option Awards. The Awards Plan permits the Plan Administrator to grant nontransferable stock options that qualify as incentive stock options under Section 422 of the Code ("ISOs") and stock options that do not so qualify ("NSOs"). All ISO awards under the Awards Plan must have an exercise price that is equal to at least 100% of the fair market value of the shares to which the options relate as of the option grant date, and ISOs granted to any employee possessing more than 10% of the combined voting power of all classes of stock of the Company or its subsidiaries must be granted at 110% of fair market value as of the option grant date. Optionees under the Awards Plan may exercise their options by paying cash, by using the cashless exercise procedure allowed under Federal Reserve Regulation T or by tendering shares of the Company's common stock that they already own.

     Stock Appreciation Rights. The Awards Plan authorizes the Plan Administrator to grant stock appreciation rights ("SARs") and to determine the form of payment therefor. A SAR entitles the recipient to receive an amount in cash or shares of the Company's common stock, or a combination thereof, having a value equal to the excess of the fair market value of a share on the date of exercise over a specified price fixed by the Plan Administrator multiplied by the number of shares with respect to which the holder is exercising SARs. SARs may be granted in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR will be the option price of the related option. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent that related option is exercised, the tandem SAR will be cancelled. ISOs and options which are not ISOs may provide that in connection with exercises thereof, the holders will receive cash payments in amounts necessary to reimburse holders for their income tax liability resulting from such exercise in the payment made pursuant to this provision.

     Restricted Stock Awards. The Awards Plan also permits the Plan Administrator to grant shares of common stock to a participant subject to the terms and conditions imposed by the Plan Administrator ("Restricted Stock"). Each certificate for Restricted Stock will be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. There will be established for each Restricted Stock award a restriction period (the "Restriction Period") determined by the Plan Administrator during which shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Except for such restrictions on transfer and such other restrictions as the Plan Administrator may impose, the participant will have all the rights of a holder of common stock as to such Restricted Stock.

     The Plan Administrator may permit or require the payment of cash dividends to be deferred and, if it so determines, reinvested in additional Restricted Stock or otherwise invested. At the expiration of the Restriction Period, the Company will redeliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited. Except as may be provided at the time of grant or otherwise, upon a termination of employment for any reason during the Restriction Period all shares still subject to restriction shall be forfeited by the participant.

     Unrestricted Stock. In addition to Restricted Stock awards, the Plan Administrator may grant or sell to any participant shares of common stock free of restrictions under the Awards Plan ("Unrestricted Stock"). Any purchase of Unrestricted Stock by a recipient must take place within 60 days after the grant of the right to purchase such shares. Notwithstanding the foregoing, any shares of Unrestricted Stock granted to a participant subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") may not be sold or otherwise disposed of for value for a period of six months from the date of grant.

     Deferred Stock Awards. The Awards Plan also permits the Plan Administrator to make a Deferred Stock award. A Deferred Stock award is an award entitling the recipient to acquire shares of common stock with payment in one or more installments at a future date or dates, as determined in the Plan
Administrator's discretion. The Plan Administrator may condition such acquisition on the attainment of specified performance goals or on such other factors or criteria as the Plan Administrator may deem appropriate.

     The deferral period will be determined by the Plan Administrator and set forth in a Deferred Stock award agreement executed between the Company and the participant. Subject to the Plan Administrator's approval, a participant may elect to further defer receipt of the common stock payable under a Deferred Stock award for a specified period, provided such election is made at least twelve months prior to the completion of the deferral period specified in the Deferred Stock award agreement.

     Performance Unit Awards. The Awards Plan permits the Plan Administrator to make awards entitling the recipient to acquire cash or shares of common stock, or a combination of cash and common stock, upon the attainment of specified performance goals established by the Plan Administrator at the date of grant. The performance goals may relate to objectives relating to the Company or the individual participant. Performance goals may vary from participant to participant and between groups of participants as determined by the Plan Administrator. Performance units may be awarded independent of or in combination with the grant of any other award under the Awards Plan. The specific terms of the performance unit award, the performance periods, goals and payment terms shall be set forth in the terms of an award agreement prepared by the Plan Administrator and executed between the Company and the participant.

     Other Stock-Based Awards. Under the Awards Plan, in addition to the types of awards described above, participants may be awarded other stock-based awards under which common stock is or may in the future be acquired. Such awards may include, without limitation, debt securities convertible into or exchangeable for shares of common stock. Awards will be granted upon such conditions, including attainment of performance goals, as the Plan Administrator may determine at the time of grant. However, no other stock-based award will be exercisable in whole or in part during the first six months following the date of grant or, if shares of common stock are awarded to a participant on the date of grant, such stock shall be subject to restrictions against transfer for a minimum of six months. In addition, no convertible or exchangeable debt may be issued unless the Plan Administrator provides a means of avoiding any right of the holders of such debt to prevent a corporate transaction by reason of covenants in such debt. The Plan Administrator has discretion to determine the consideration, if any, payable upon the issuance or exercise of any other stock-based award, the conditions under which any such award could be forfeited, or other terms and conditions which are to be specified in any award agreement entered into between the Company and the participant.

     Change of Control. In the event of a liquidation of the Company, or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly owned subsidiary of another corporation, any unexercised options or other award rights theretofore granted under the Awards Plan shall be deemed cancelled unless the surviving corporation in any such transaction elects to assume such award rights or to substitute other award rights therefor; provided, however, if such award rights would otherwise be cancelled in accordance with the foregoing, the award recipient will have the right, exercisable during a ten-day period ending on the fifth day prior to such transaction, to exercise the award rights without regard to any restrictions on exercisability.

     Amendment, Modification and Termination. The Awards Plan will terminate on the earliest to occur of the date when all shares of common stock available under the Awards Plan have been acquired through the exercise of awards and the payment of benefits in connection with awards under the Awards Plan, February 28, 2004, or such earlier date as the Board of Directors may determine. The Board of Directors may amend, modify or terminate the Awards Plan, but may not without the approval of stockholders make any amendments which would (i) materially increase the benefits accruing to participants under the Awards Plan,
(ii) increase the total number of shares which may be issued under the Awards Plan, or (iii) materially modify the class of employees eligible to participate in the Awards Plan. No amendment of the Awards Plan will impair the rights of any participant without such participant's consent.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain federal income tax consequences of participation in the Awards Plan. Such summary should not be relied upon as being a complete statement. Federal tax laws are complex and subject to change. Moreover, participation in the Awards Plan may also have consequences under state and local tax laws which may vary from the federal tax consequences described below. For such reasons, the Company recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

     Incentive Options. No taxable income will be recognized by an optionee under the Awards Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. As is discussed below, the exercise of an incentive option and the subsequent disposition of the shares acquired also may result in items of "tax preference" for purposes of the "alternative minimum tax."

     If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at such time equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock before the expiration of either the one-year or two-year period described above will constitute a "disqualifying disposition." A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized, in excess of that taxed as ordinary income as indicated above, will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is one year). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of the disqualifying disposition.

     If legal title to any shares acquired upon exercise of an incentive option is transferred by sale, gift or exchange, such transfer will be treated as a disposition for purposes of determining whether a "disqualifying disposition" has occurred. However, certain transfers will not be treated as dispositions for such purposes, such as transfers to an estate or by inheritance upon an optionee's death, a mere pledge or hypothecation, or a transfer into the name of the optionee and another person as joint tenants.

     Section 55 of the Code imposes an "alternative minimum tax" on an individual's income to the extent the amount of the alternative minimum tax exceeds the individual's regular tax for the year. For purposes of computing the alternative minimum tax, the excess of the fair market value (on the date of exercise) of the shares received upon the exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the alternative tax treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing alternative minimum taxable income in the year of sale. For example, assume that an individual pays an exercise price of $10 to purchase stock having a fair market value of $15 on the date of exercise. The amount included in alternative minimum taxable income is $5, and the stock has a basis of $10 for regular tax purposes and $15 for alternative minimum tax purposes. If the individual sells the stock in a subsequent year for $20, the gain recognized is $10 for regular tax purposes and $5 for alternative minimum tax purposes.

     Under the Awards Plan, the Plan Administrator may permit an optionee to pay the exercise price of an incentive option by delivering shares of common stock of the Company already owned by the optionee, valued at their fair market value on the date of exercise. Generally, if the exercise price of an incentive option is paid with already-owned shares or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged. A special rule applies, however, if the shares exchanged were previously acquired through the exercise of an incentive option and the applicable holding period requirements for favorable tax treatment of such shares have not been met at the time of the exchange. In such event, the exchange will be treated as a disqualifying disposition of such shares and will result in the recognition of income to the optionee, in accordance with the rules described above for disqualifying dispositions. If this special rule does not apply, then the new shares received by the optionee upon the exercise of the option equal in number to the old shares exchanged will have the same tax basis and holding period for long-term capital gain purposes as the optionee's basis and holding period in the old shares. The balance of the shares received by the optionee upon exercise of the option will have a tax basis equal to any cash paid by the optionee, and if no cash was paid, the tax basis of such shares will be zero. The holding period of the additional shares for long-term capital gain purposes will commence on the date of exercise. The holding period for purposes of the one-year and two-year periods described above will commence on the date of exercise as to all of the shares received upon the exercise of an incentive option. If any of the shares subject to the basis allocation rules described above are subsequently transferred in a disqualifying disposition, the shares with the lowest tax basis will be treated as being transferred first.

     Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased exceeds, on the date of exercise, the exercise price paid for such shares. The income recognized by the optionee will be subject to income tax withholding by the Company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are satisfied. If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of common stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the optionee equal in number to the old shares exchanged will have the same tax basis and holding period as the optionee's basis and holding period in the old shares. The balance of the shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period COMMENCING with the date of exercise.

     Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee's basis in the shares will be a capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than the applicable statutory holding period.

     Restricted Stock. The receipt of Restricted Stock will not result in a taxable event to the Participant until the expiration of any repurchase rights retained by the Company with respect to such stock, unless the participant makes an election under Section 83(b) of the Code to be taxed as of the date of purchase. If no repurchase rights are retained, or if a Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares. Even if the purchase price and the fair market value of the shares are the same (in which case there would be no ordinary income), a Section 83(b) election must be made to avoid deferral of the date ordinary income is recognized. The election must be filed with the Internal Revenue Service not later than thirty (30) days after the date of transfer.

     If no Section 83(b) election is made or if no repurchase rights are retained, a taxable event will occur on each date the participant's ownership rights vest (e.g., when the Company's repurchase rights expire) as to the number of shares that vest on that date, and the holding period for long-term capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares.

AWARDS OUTSTANDING UNDER THE AWARDS PLAN

     As of July 31, 2000, awards in the form of outstanding options under the Awards Plan were held by approximately 428 persons to purchase an aggregate of 6,485,760 shares of common stock at an average exercise price of $31.25 per share, and 5,143,955 shares (excluding those contemplated by the subject amendment) were available for future grants of options under the Awards Plan. Grants under the Awards Plan in fiscal 2000 to the Chief Executive Officer and certain other executive officers are set forth above in the table entitled "Option Grants During Fiscal 2000." As of July 14, 2000, stock options under the Awards Plan were held by the following persons: H.K. Desai -- 1,358,762 shares; Thomas R. Anderson -- 208,288 shares; Mark K. Edwards -- 274,000 shares; Michael
R. Manning -- 50,000 shares; David Tovey -- 269,000 shares; Larry F. Fortmuller, Jr. -- 149,866 shares; Robert W. Miller -- 125,282 shares; Mark D.
Spowart -- 212,000 shares; and David M. Race -- 185,420 shares; all current executive officers as a group (9 persons) -- 2,832,618 shares; all optionees as a group (excluding current executive officers) (approximately 419 persons) -- 3,653,142 shares. Current directors or nominees for director who are not employees of the Company have not been granted any options under the Awards Plan. In addition, no associate of any current director, nominee for director or executive officer has been granted any options under the Awards Plan. As of July 31, 2000, options were the only type of award that had been granted under the Awards Plan.

     The market value of the Company's common stock on July 31, 2000 was $74.50 per share.

VOTE REQUIRED FOR APPROVAL OF AMENDMENT TO AWARDS PLAN; RECOMMENDATION OF BOARD DIRECTORS

     Approval of this Proposal Three to amend the Awards Plan to increase the authorized shares by 3,000,000 requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present, or represented, and entitled to vote at the Annual Meeting. If Proposal Three to approve such amendment is not approved by the stockholders, the Awards Plan, as previously approved, will continue in effect.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND THE AWARDS PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE THEREUNDER.

                                 PROPOSAL FOUR

            AMENDMENT OF THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     At the Meeting, the stockholders of the Company will be asked to approve an amendment to the QLogic Corporation Non-Employee Director Stock Option Plan (the "Director Plan"), to increase the maximum number of shares of common stock of the Company available for option grants under the Director Plan by 200,000 shares, from 1,600,000 shares to 1,800,000 shares.

     In January 1994, the Company's Board of Directors adopted the Director Plan and the Director Plan was approved by Emulex, the Company's then sole stockholder. In June 1996, the Board of Directors adopted, and in August 1996 the stockholders approved, amendments to the Director Plan to (i) extend the termination date of the Director Plan by five years to December 31, 2001, (ii) increase the number of shares of common stock available for option grants under the Director Plan by 600,000 (from 1,000,000 to 1,600,000), (iii) provide for initial grants to new directors of options to purchase 64,000 shares of common stock and (iv) provide for annual grants to each non-employee director (other than the Chairman of the Board) of options to purchase 24,000 shares of common stock, and annual grants to a non-employee Chairman of the Board of options to purchase 40,000 shares of common stock. In June 1999, the Board of Directors adopted, and in September 1999 the stockholders approved, a further amendment to the Director Plan to increase annual grants of options to purchase shares of common stock from 24,000 to 32,000 for each non-employee director (other than the Chairman of the Board), and from 40,000 to 54,000 for a non-employee Chairman of the Board. (All share quantities have been restated to reflect the Company's stock splits and stock dividends to date).

THE AMENDMENT

     On June 21, 2000, the Board of Directors amended the Director Plan to increase the maximum number of shares of common stock of the Company available for option grants under the Director Plan by 200,000 shares, from 1,600,000 shares to 1,800,000 shares, subject to stockholder approval.

PURPOSE OF THE DIRECTOR PLAN

     The Director Plan is intended to increase the proprietary and vested interests of the non-employee directors of the Company and the growth and performance of the Company by granting to them options to purchase shares of common stock of the Company, to encourage them to continue their services to the Company, and to attract individuals with outstanding ability to serve on the Board of Directors of the Company.

REASONS FOR AMENDMENT OF THE DIRECTOR PLAN

     The foregoing amendment to increase the number of shares available thereunder was adopted by the Board and is recommended for approval by the Company's stockholders because, in conjunction with the overall growth of the Company, the size of the Board has increased in the past few years, and the Board believes that continued option grants under the Director Plan play an important role in the Company's efforts to attract and retain the services of individuals of outstanding ability as directors of the Company. The Board also believes that option grants such as those contemplated in the Director Plan are consistent with a trend in computer industry companies similar in size and complexity to the Company to compensate directors with stock options.

DESCRIPTION OF THE DIRECTOR PLAN

     The Director Plan provides for the grant of stock options to purchase shares of the Company's common stock to directors who are not employees of the Company or any of its subsidiaries.

     The principal features of the Director Plan are summarized below, but the summary is qualified in its entirety by reference to the Director Plan itself. Copies of the Director Plan and of the proposed amendment will be available at the Meeting and can be obtained by writing to the Corporate Secretary, QLogic Corporation, 26600 Laguna Hills Drive, Aliso Viejo, California 92656.

     Options granted under the Director Plan are non-qualified stock options not eligible for favorable tax consequences given to incentive stock options by
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The purchase price per share of the common stock of the Company issuable upon exercise of the option shall be 100% of the fair market value per share of such common stock on the date of grant.

     No option granted under the Director Plan shall be exercisable after the expiration of the earlier of (i) ten years following the date the option is granted, or (ii) one year following the date the optionee ceases to be a director of the Company for any reason.

     Options granted to a director upon becoming an Eligible Director (as defined below), as well as options granted to a director upon re-election, shall be exercisable as to one-third of the shares subject to the option on each anniversary date of the date the option is granted if the director to whom the option is granted is still a director of the Company on such anniversary.

     In the event of the death of an optionee, any option (or unexercised portion thereof) held by the optionee, to the extent exercisable by him or her on the date of death, may be exercised by the optionee's personal representatives, heirs, or legatees in accordance with the Director Plan. No option shall be transferable by an optionee otherwise than by will or the laws of descent and distribution, and, during the lifetime of the individual to whom an option is granted, it may be exercised only by such individual or such individual's guardian or legal representative.

     Eligibility. Each director of the Company shall be eligible to receive an option under the Director Plan only if such director (i) is not then an employee of the Company or any of its subsidiaries, and (ii) has not within the three years immediately preceding such time, received any stock option, stock bonus, stock appreciation right, or other similar stock award from the Company or any of its subsidiaries, other than options granted to such director under the Director Plan (an "Eligible Director"). Only Eligible Directors may receive options under the Director Plan. All current members of the Board of Directors, other than Mr. Desai are Eligible Directors.

     Administration. The Board of Directors is authorized to administer the Director Plan in accordance with its terms; however, the Board shall have no discretion with respect to the selection of directors to receive options, the number of shares of common stock of the Company subject to any such options, or the exercise price thereof. The Board may, in its sole discretion, delegate any or all of its administrative duties to a committee of not fewer than two non-employee members of the Board.

     Mergers, Reorganizations and Changes in Control. In the event of a liquidation of the Company or a merger, reorganization or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a subsidiary of another corporation, any unexercised options previously granted under the Director Plan shall be deemed cancelled unless the surviving corporation elects to assume the options or to use substitute options. However, unless the surviving corporation elects to assume the options or to use substitute options, the optionee shall have the right, exercisable during a ten day period ending on the fifth day prior to such liquidation, merger or consolidation, to fully exercise the optionee's option in whole or in part without regard to any installment exercise provisions otherwise provided in the Director Plan. In the event of a change in control of the Company, as defined in the Director Plan, any unexercised option previously granted under the Director Plan which is not then already exercisable as to all of the shares subject to the option shall become exercisable upon such change in control as to one half of the shares as to which the option is not already exercisable in addition to the shares, if any, as to which the option is already exercisable.

     Director Plan Amendment. The Director Plan may be terminated or amended by the Board as it shall deem advisable. Without the authorization and approval of the stockholders, however, the Board may not make any amendments which would (i) materially increase the benefits accruing to directors under the Director Plan,
(ii) increase the total number of shares which may be issued under the Director Plan,

(iii) materially modify the eligibility requirements to receive a stock option grant under the Director Plan, (iv) reduce the exercise price of options granted under the Director Plan, or (v) extend the exercise date of any option granted under the Director Plan.

     Term of Director Plan.  The Director Plan expires December 31, 2001.

FEDERAL INCOME TAX CONSEQUENCES

     Only non-qualified options which are not intended to meet the incentive stock option requirements of Section 422 of the Code will be issued under the Director Plan. Under current federal income tax law, the grant of an option under the Director Plan will have no federal income tax consequences to the Company or the Director to whom it is granted. Generally, upon exercise of a non-qualified stock option granted under the Director Plan, the excess of the fair market value of the stock at the date of exercise over the option price (the "Spread") is taxable to the optionee as ordinary income. All such amounts taxable to an optionee are deductible by the Company as compensation expense. The deduction will be allowed for the taxable year of the Company in which the optionee includes an amount in income.

     Generally, the shares received on exercise of an option under the Director Plan are not subject to restrictions on transfer or risks of forfeiture and, therefore, the optionee will recognize income on the date of exercise of a nonqualified stock option. However, if the optionee is subject to Section 16(b) of the Exchange Act, the Section 16(b) restriction will be considered a substantial risk of forfeiture for tax purposes. Under current law, participants who are directors of the Company will be subject to restrictions under Section 16(b) of the Exchange Act during their term of service and for up to six months after termination of such service. SEC Rule 16b-3 provides an exemption from the restrictions of Section 16(b) for the grant of derivative securities, such as stock options, under qualifying plans. Because the Director Plan satisfies the requirements for exemption under SEC Rule 16b-3, the grant of options will not be considered a purchase and the exercise of the options to acquire the underlying shares of common stock will not be considered a purchase or sale. Thus, ordinary income will be recognized and the Spread will be measured on the date of exercise.

     The foregoing discussion, based upon federal tax laws now in effect, is not intended to cover all relevant tax aspects of the Director Plan.

OPTIONS OUTSTANDING UNDER THE DIRECTOR PLAN

     A total of 1,600,000 shares of common stock shall be reserved for issuance under the Director Plan. As of July 31, 2000, an aggregate of 877,996 shares of common stock had been issued upon exercise of stock options granted under the Director Plan, options for a total of 254,000 shares at an average exercise price of $42.38 per share were outstanding and held by the four non-employee directors of the Company, and the remaining 468,004 shares were available for grant. On August 4, 2000, Kenneth E. Hendrickson received an initial grant of 64,000 options under the Director Plan.

     The market value of the Company's common stock on July 31, 2000 was $74.50 per share.

VOTE REQUIRED FOR APPROVAL OF AMENDMENT TO DIRECTOR PLAN; RECOMMENDATION OF BOARD OF DIRECTORS

     Approval of this Proposal Four to amend the Director Plan to increase the maximum number of shares available for option grants thereunder by 200,000 requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present, or represented, and entitled to vote at the Annual Meeting. If Proposal Four to approve such amendment is not approved by the stockholders, the Director Plan, as previously approved, will continue in effect.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO AMEND THE DIRECTOR PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS THEREUNDER.

                                 PROPOSAL FIVE

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of KPMG LLP serves the Company as its independent public accountants at the direction of the Board of Directors of the Company and has served in such capacity since the Company's inception. One or more representatives of KPMG LLP are expected to be present at the Meeting and will have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR 2001. This matter is not required to be submitted for stockholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent public accountants by the affirmative vote of a majority of the shares represented and voting at the Meeting. The Company has not determined its intended actions in the event of a negative vote.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company's most recent fiscal year all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been met.

                             STOCKHOLDER PROPOSALS

     Stockholders who wish to present proposals for action at the 2001 Annual Meeting of Stockholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than April 1, 2001 for inclusion in next year's proxy statement and proxy card. In addition, the Company's Bylaws provide that a stockholder's notice must be received by the Company not less than 60 nor more than 90 days prior to the date of such annual meeting in order for the proposal to be considered at the meeting; provided, however, that in the event that the first public disclosure of the date of the annual meeting is made less than 70 days prior to the date of such meeting, proposals must be received not later than the close of business on the tenth day following the day on which such public disclosure was first made.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Annual Report to Stockholders of the Company for the fiscal year ended April 2, 2000, including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                 OTHER MATTERS

     The Management of the Company does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

                           ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished by first class mail within one business day of receipt of request without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, QLogic Corporation, 26600 Laguna Hills Drive, Aliso Viejo, California 92656. If Exhibit copies are requested, a copying charge of $.20 per page will be made.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael R. Manning
                                          Secretary

Aliso Viejo, California
August 14, 2000

     STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY                                                                      PROXY

                               QLOGIC CORPORATION

             26600 LAGUNA HILLS DRIVE, ALISO VIEJO, CALIFORNIA 92656 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints H.K. Desai and George D. Wells as Proxies, each with full power to appoint substitutes, and hereby authorizes them or either of them to represent and to vote as designated below, all the shares of common stock of QLogic Corporation held of record by the undersigned on July 31, 2000, at the Annual Meeting of Stockholders to be held on September 18, 2000, or any adjournments thereof.

           PLEASE READ, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                               QLOGIC CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

                                                                          For All
1.  ELECTION OF DIRECTORS FOR ALL EXCEPT                 For   Withheld   Except
    NOMINEES CROSSED OUT.                                [ ]     [ ]       [ ]
    H. K. Desai                Carol L. Miltner
    George D. Wells            Larry R. Carter
    Kenneth E. Hendrickson     James R. Fiebiger

2.  APPROVAL OF INCREASE IN AUTHORIZED SHARES FROM       For   Against   Abstain
    150,000,000 TO 500,000,000 OF COMMON STOCK           [ ]     [ ]       [ ]

3.  APPROVAL OF INCREASE IN MAXIMUM NUMBER OF SHARES     For   Against   Abstain
    IN QLOGIC STOCK AWARDS PLAN BY 3,000,000             [ ]     [ ]       [ ]


4.  APPROVAL OF INCREASE IN MAXIMUM NUMBER OF SHARES     For   Against   Abstain
    IN NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN BY        [ ]     [ ]       [ ]
    200,000.

5.  RATIFICATION OF SELECTION OF KPMG LLP AS             For   Against   Abstain
    INDEPENDENT PUBLIC ACCOUNTANTS                       [ ]     [ ]       [ ]

6.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED      For   Against   Abstain
    TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY     [ ]     [ ]       [ ]
    COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 and 5.


Please sign exactly as name appears below. When shares are held by joint tenant, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                    Dated: _______________________________, 2000

                                    ____________________________________________
                                    Signature